EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S GLOBAL COMPARABLE SALES INCREASE FOR THE 22nd CONSECUTIVE MONTH

Global comparable sales up 1.6%
U.S. comparable rise 4.6%

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 4.4% in February, 2.7% in constant currencies, compared with February 2004. Comparable sales for McDonald's restaurants worldwide increased 1.6%.
McDonald's Chief Executive Officer Jim Skinner commented, "We delivered solid results in February against the prior year’s outstanding global comparable sales performance that included one extra day due to leap year. For February 2005, U.S. comparable sales rose 4.6% despite three percentage points of negative impact as we lapped the leap year benefit. The ongoing strength of the strategic U.S. menu, marketing and service initiatives, as well as strong consumer response to our nationally advertised Chicken Selects® sampling event contributed to the monthly performance.
"In Europe, comparable sales declined 3.4%, reflecting a nearly four percentage point negative impact due to leap year. In addition, Germany’s results were weak, partly due to inclement weather that affected results throughout Europe. In response to Germany’s ongoing economic challenges, we continue to emphasize our everyday value menu balanced with premium product offerings to satisfy customers’ appetite for choice and variety. We remain focused and disciplined as we work to strengthen our performance across Europe. I am confident that we are taking the right steps to build sustainable momentum in this critical business segment.
"Our Asia/Pacific, Middle East and Africa segment delivered positive monthly comparable sales of 1.7% despite a five percentage point negative leap year effect. February 2005 results for the segment reflected positive impact in several markets from

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the Chinese New Year holiday as well as continued solid performance in Taiwan and Australia."
Later this morning in New York City, McDonald’s will announce the details of a new worldwide campaign to promote balanced, active lifestyles. Additional details will be available after 10:00 a.m. ET at www.mcdonalds.com.

February Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	2005	2004	2005	2004

McDonald’s Restaurants*	1.6	13.9	3.4	11.9
Major Segments:
U.S.	4.6	20.1	4.4	16.7
Europe	(3.4)	7.7	1.1	7.1
APMEA**	1.7	6.2	4.6	6.3

February Systemwide Sales

	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	As Reported	Constant Currency	As Reported	Constant Currency

McDonald’s Restaurants*	4.4	2.7	6.4	4.3
Major Segments:
U.S.	5.4	5.4	5.1	5.1
Europe	1.3	(1.8)	6.5	2.6
APMEA**	5.1	3.2	8.1	6.0

             *   Excludes non-McDonald's brands
        **  Asia/Pacific, Middle East and Africa

Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

The number of weekdays and weekend days can impact our reported comparable sales. For the month of February 2005, this calendar shift/trading day adjustment related to leap year and consisted of one less trading day (a Sunday) compared with February 2004.

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Upcoming Communications
Jim Skinner, McDonald's Chief Executive Officer, will speak at the Bear Stearns Retail, Restaurant & Apparel Conference at 12:15 p.m. (Eastern Time) on March 10, 2005. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald's tentatively plans to release March sales on April 13, 2005.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in 119 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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